ADVANCED DISPOSAL SERVICES, INC.
DEFERRED COMPENSATION PLAN

Drafted By

Marla J. Aspinwall, Esq.
Loeb & Loeb LLP
Telephone: (310) 282-2377
E-Mail: maspinwall@loeb.com

ADVANCED DISPOSAL SERVICES, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN

Advanced Disposal Services, Inc. a Delaware corporation (the "Company"), hereby establishes this Advanced Disposal Service. Inc. Deferred Compensation Plan, effective April 1, 2019, for the purpose of attracting high quality executives and directors and promoting in its key executives and directors increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Internal Revenue Code Section 409A. As applied to executive employees, the Plan is intended to comply with those provisions of the Employee Retirement Income Security Act of 1974, as amended, applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees."

ARTICLE 1
Definitions

1.1 **"Account(s)"** shall mean the Company Contribution Accounts, Scheduled Distribution Accounts, Termination Account, and/or Stock Unit Accounts established for a particular Participant pursuant to Article 4 of the Plan.

1.2 **"Administrative Committee"** shall mean the person or persons appointed to administer the Plan pursuant to Article 7 of the Plan.

1.3 **"Base Salary"** shall mean the Participant's base annual salary excluding incentive and discretionary bonuses, severance, commissions and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans of the Company.

1.4 **"Beneficiary"** shall mean the person(s) or entity designated as such in accordance with Article 6 of the Plan.

1.5 **"Bonus"** shall mean any amount paid to the Participant by the Company in the form of discretionary or incentive compensation (excluding Performance-Based Compensation), or any other bonus paid to the Participant by the Company, which is designated by the Administrative Committee as a Bonus eligible for deferral under the Plan, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans of the Company.

1.6 **"Code"** shall mean the Internal Revenue Code of 1986, as subsequently amended, as interpreted by regulations, rulings, and applicable authorities.

1.7 **"Company"** have the mean Advanced Disposal Service, Inc. or its successors or assigns.

1.8 **"Company Contribution"** shall mean the contribution by the Company to the Participant's Company Contribution Account pursuant to Section 3.2 of the Plan.

1.9 **"Company Contribution Account"** shall mean an Account established for Company Contributions pursuant to Article 4 of the Plan.

1.10 "**Compensation**" shall mean all amounts eligible for deferral for a particular Plan Year (or other applicable performance period) under Section 3.1.1 of the Plan.

1.11 **"Director Fees"** shall mean compensation earned by an Eligible Director for services performed as a member of the Board of Directors of the Company such as retainer fees and meeting fees which are specified by the Administrative Committee as eligible for deferral under the Plan. The Administrative Committee, in its complete and sole discretion, may allow separate deferral elections with respect to different types of Director's Fees, as specified in Participant Election materials.

1.12 **"Disability"** shall be interpreted consistent with the requirements of Code Section 409A and shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant's employer. The Administrative Committee will determine whether or not a Participant has incurred a Disability based on such evidence as it deems necessary or appropriate. Notwithstanding the foregoing, a Participant will be deemed to qualify for Disability hereunder if he or she has been determined to be totally disabled by the Social Security Administration.

1.13 **"Distributable Amount**" shall mean the vested balance in the applicable Account.

1.14 **"Eligible Director"** shall mean a member of the Board of Directors of the Company designated by the Administrative Committee to be eligible to participate in the Plan.

1.15 **"Eligible Employee"** shall mean a management level or highly compensated employee of the Company selected by the Administrative Committee to be eligible to participate in the Plan.

1.16 **"ERISA"** shall mean the Employee Retirement Income Security Act of 1974, as amended, as interpreted by regulations, rulings and applicable authorities.

1.17 **"Hardship Distribution"** shall mean a distribution by reason of an Unforeseeable Emergency pursuant to Section 5.7 of the Plan.

1.18 **"Investment Subaccount"** shall have the meaning given to such term in Section 4.1 of the Plan.

1.19 **"Participant"** shall mean an Eligible Employee or Eligible Director who has elected to participate and has made a Participant Election pursuant to Article 2 of the Plan, or has received a Company Contribution.

1.20 **"Participant Election"** shall mean an election regarding deferrals and/or distributions submitted by the Participant to the Administrative Committee on a timely basis pursuant to Article 3 of the Plan, which may include contributions, benefits, terms and conditions unique to such Participant. The Participant Election may take the form of an electronic communication according to specifications established by the Administrative Committee.

1.21 **"Payment Date"** shall mean the date by which a lump sum payment under the Plan shall be made or the date by which installment payments under the Plan shall commence and shall, in all events, include only a qualifying distribution date, event or schedule under Code Section 409A. The Payment Date for payments commencing upon Separation from Service shall be January of the calendar year commencing after Separation from Service and subsequent installments shall be made each January thereafter. In the case of death, the Administrative Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant's death and payment shall be made as soon as practicable following death within the discretionary payment period permitted under Code Section 409A. The Payment Date of a Scheduled Distribution shall be January of the Plan Year specified by the Participant for such distribution. Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without the imposition of additional Code Section 409A taxes, as determined by the Administrative Committee and the Administrative Committee shall have discretion regarding the timing of payments to the extent permitted under Code Section 409A. In the event that the Participant is a "key employee" (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of the Company, to the extent required by Code Section 409A, the Payment Date shall be no earlier than the earlier of (i) the first day of the seventh (7th) calendar month commencing after the Participant's Separation from Service, or (ii) the Participant's death. Any payments delayed by reason of the preceding sentence shall be caught up and paid in a single lump sum on the first day such payments are permissible consistent with the application of Code Section 409A.

1.22 **"Plan"** shall mean this Advanced Disposal Services, Inc. Deferred Compensation Plan.

1.23 **"Plan Year"** shall mean the calendar year, except that the first Plan year shall commence on the effective date of the Plan and end on December 31st of such calendar year.

1.24 "**Performance-Based Compensation**" means Compensation where the amount of, or entitlement to, the Compensation is contingent upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing within ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the attainment of performance objectives is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as "Performance-Based Compensation" will

be made in the complete and sole discretion of the Administrative Committee in accordance with Treasury Regulation Section 1.409A-1(e) and applicable authorities.

1.25 **"Restricted Stock Units"** shall mean restricted or performance stock unit awards of a right to receive common stock of the Company, or the cash equivalent, at a specified date in the future made by the Company to a Participant under an equity compensation arrangement sponsored by the Company, or such other similar equity participation awards, as are specified as eligible for deferral under the Plan from time to time by the Administrative Committee, in its discretion and in compliance with all applicable laws.

1.26 **"Retirement"** shall mean Separation from Service, other than by reason of death or Disability, on or after Retirement Age.

1.27 **"Retirement Age"** shall mean the date the Participant attains age sixty-five (65).

1.28 **"Scheduled Distribution"** shall mean the distribution elected by the Participant pursuant to Section 5.3 of the Plan.

1.29 **"Scheduled Distribution Account"** shall mean an Account established for amounts payable in the form of a Scheduled Distribution pursuant to Article 4 of the Plan.

1.30 **"Separation from Service"** shall be interpreted consistently with the meaning of such term under Code Section 409A and shall mean, with respect to a given Participant, the date when, for any reason, including by reason of retirement, death or Disability, (but excluding approved leaves of absence of six (6) months or less, or a longer period if the right to return to employment after such period is protected by law or contract), the level of services provided by such Participant to the Company (or any affiliate under common ownership aggregated with the Company for purposes of Code Section 409A) in any capacity has permanently decreased to a level equal to no more than twenty percent (20%) of the average level of services performed by such Participant for the Company during the immediately preceding thirty-six (36) month period (or the Participant's full period of services to the Company, if a lesser period). A Participant who is providing services as a director shall be considered terminated when such Participant ceases to be a member of the Board of Directors of the Company

1.31 **"Stock Unit Account"** shall mean the Account established for Restricted Stock Unit deferrals as provided under Article 4 of the Plan.

1.32 **"Termination Account"** shall mean an Account established for distribution of Participant deferrals elected to commence upon the Payment Date following Separation from Service pursuant to Article 4 of the Plan.

1.33 **"Unforeseeable Emergency"** shall mean a severe financial hardship to the Participant resulting from an illness or accident involving the Participant or the Participant's spouse, Beneficiary or dependent (as defined in Code Section 152, but without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof), the loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term "unforeseeable emergency" in Code Section 409A and applicable authorities).

1.34 **"Years of Service"** shall mean the cumulative years of continuous full-time employment with the Company, beginning on the date the Participant first began service with the Company (or a specified affiliated or predecessor entity as may be designated by the Administrative Committee), and counting each anniversary thereof, without regard for any leave of absence of six (6) months or less approved by the Company or a longer period if the right to return to employment after such period is protected by law or contract.

1.35 **"401(k) Plan Excess"** shall have the meaning given to such term under Section 3.1.1.

ARTICLE 2
Participation

2.1 Commencement of Participation. An Eligible Employee or Eligible Director shall commence participation in the Plan as of the date specified in the enrollment materials provided by the Administrative Committee which designate him or her as an Eligible Employee or Eligible Director if, and only if, he or she has completed all applicable Participant Elections and other documentation the Administrative Committee may reasonably request, during the enrollment period established for such purpose.

2.2 Duration of Participation. A Participant shall continue to be eligible to make deferrals and/or to receive Company Contributions under Article 3 until the earlier of the Participant's Separation from Service or such time as the Administrative Committee shall determine that the Participant is no longer an Eligible Employee or Eligible Director. Notwithstanding the foregoing, the Participant's deferral elections shall continue in place with respect to any Compensation for services performed during the Plan Year (or other applicable performance period) in which Separation from Service or termination of eligibility shall occur and a terminated Participant's Accounts shall continue to be credited with notional earnings or losses as provided in Article 4 until such time as the total balance of all of the Participant's Accounts shall have been fully distributed.

ARTICLE 3
Deferrals, Contributions, and Elections

3.1 Elections to Defer Compensation.

3.1.1 Form of Elections. A Participant may only elect to defer Compensation attributable to services provided after the time an election is made. Participant Elections shall take such form and be subject to such specifications and limitations as may be prescribed by the Administrative Committee in the enrollment materials for a particular Plan Year (or applicable performance period) and shall take the form of a whole percentage, a specified dollar amount, a percentage up to a specified dollar amount, or a percentage in excess of a specified dollar amount, of the following types of Compensation to the extent specified as eligible for deferral by the Administrative Committee:

- Base Salary,

- Bonuses,
- Performance-Based Compensation,
- Director Fees
- Restricted Stock Units
- 401(k) Plan Excess

Separate deferral elections may be made available for various types of Bonus or Performance-Based Compensation and applicable limitations specified by the Administrative Committee for the applicable Plan Year (or other performance period) as permitted in the complete and sole discretion of the Administrative Committee.

A Participant may elect to defer specified Restricted Stock Units awarded to the Participant for services performed in the applicable Plan Year (or other performance period), as determined in the complete and sole discretion of the Administrative Committee.

A Participant may also elect to defer annual Compensation in an amount equal to specified refunded compensation from a Company sponsored Section 401(k) plan ("401(k) Plan Excess") awarded to the Participant for services performed in the applicable Plan Year (or performance period), as determined in the complete and sole discretion of the Administrative Committee.

The Company and the Participant may agree to the deferral of specified severance payments to the extent permitted by the Administrative Committee and according to specifications which comply with all requirements of Code Section 409A, as determined in the complete and sole discretion of the Administrative Committee.

The Administrative Committee shall establish appropriate procedures for such deferral elections in compliance with Code Section 409A and, notwithstanding any contrary Plan provision, may further limit the classes of deferred Compensation and/or the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason, to the extent permitted under Code Section 409A. Any such limitations that will be applicable with respect to a Plan Year (or other applicable performance period) shall be established by the Administrative Committee before any deferral elections with respect to Compensation for services performed during such Plan Year (or other applicable performance period) otherwise become irrevocable under the terms of the Plan.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Administrative Committee as necessary to not exceed 100% of the cash Compensation of the Participant remaining after deduction of applicable employment taxes and income taxes thereon and other deductions required by law. Changes to payroll withholdings that affect the amount of

Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

3.1.2 Initial Deferral Election. An Eligible Employee or Eligible Director shall make an initial election to defer Compensation during the enrollment period established by the Administrative Committee prior to the effective date of the Participant's commencement of participation in the Plan and such election shall apply only to Compensation for services performed after such date. The enrollment period shall generally occur prior to the beginning of the applicable Plan Year, but the Administrative Committee may establish a special enrollment period ending no later than thirty (30) days after an individual first becomes eligible to participate in the Plan to allow deferrals by such Eligible Employee or Eligible Director of amounts earned during the balance of such Plan Year (as long as such individual is not already a participant in another plan or arrangement which is aggregated with this Plan for purposes of Code Section 409A). Eligibility for mid-year enrollment of rehired or newly Eligible Employees or Eligible Directors who have previously participated in the Plan shall be permitted only in compliance with all requirements of Code Section 409A, and as determined in the complete and sole discretion of the Administrative Committee.

3.1.3 Deferral Elections for Subsequent Plan Years. A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year in which the Participant is eligible to participate in the Plan by making a Participant Election during the enrollment period established by the Administrative Committee prior to the beginning of the Plan Year in which the applicable services are performed, which election shall be effective on the first day of the following Plan Year. If a Participant does not submit a revised deferral election of a particular Plan Year, the Participant's most recent deferral election shall govern.

3.1.4 Performance-Based Compensation. Notwithstanding the foregoing, the Administrative Committee may allow deferral elections or changes in deferral elections to be made no later than six (6) months before the end of the applicable performance period solely with respect to the deferral of any Compensation which qualifies as Performance-Based Compensation, if such deferral or change is in compliance with Code Section 409A and applicable authorities. In order for a Participant to be eligible to defer Performance-Based Compensation in accordance with the deadline established in this Section, the Participant must have performed services continuously from the later of the beginning of the performance period for such Compensation or the date on which the performance criteria for such Compensation was established through the date on which such election is made; provided, however, that no such election may be made after such Compensation has become readily ascertainable, consistent with the requirements of Code Section 409A.

3.1.5 Irrevocability of Deferral Election. After the beginning of the Plan Year (or other deadline established for mid-year commencement of participation or deferral elections as permitted above), or such earlier time as may be specified by the Administrative Committee in its discretion, deferral elections with respect to Compensation for services performed during such Plan Year (or other applicable performance period) shall be irrevocable except that the Administrative Committee may cancel a Participant's deferral election(s) to the extent permitted under Code Section 409A: (i) in the event of an

Unforeseeable Emergency, or (ii) by reason of the Participant's Qualifying Disability (as defined below). For purposes of this Section, "Qualifying Disability" shall be interpreted consistent with the requirements of Code Section 409A and shall mean any medically determinable physical or mental impairment resulting in the Participant's inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The Administrative Committee will determine whether or not a Participant has incurred a Qualifying Disability based on such evidence as it deems necessary or advisable. A Participant whose deferral election(s) have been cancelled pursuant to this Section may later resume making deferrals under the Plan only in accordance with the foregoing provisions of Section 3.1 and the requirements of Code Section 409A.

3.2 Company Contributions.

3.2.1 Discretionary Company Contributions. The Company shall have the discretion to make Company Contributions to the Plan at any time on behalf of any Participant. Such Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution, regardless of whether Company Contributions are made on behalf of other Participants.

3.3 Distribution Elections.

3.3.1 Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with notional earnings or losses credited thereon) from among the alternatives specified in Article 5, if eligible.

3.3.2 Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions permitted under Code Section 409A and the Plan. Except as expressly provided in Article 5 (or otherwise permitted under Code Section 409A and applicable authorities), no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment shall be permitted if, and only if, all of the following requirements are met:

- the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

- in the case of a new election related to a payment not described in Treasury Regulation Sections 1.409A-3(a)(2), 1.409A-3(a)(3) or 1.409A-3(a)(6), the election delays such payment for at least five (5) years from the date that payment would otherwise have been made (or, in the case of installment payments, the first installment payment would otherwise have been made), absent the new election; and

- in the case of a new election related to a payment described in Treasury Regulation Section 1.409A-3(a)(4), the election is made not less than twelve (12) months before the date on which payment would otherwise have been made (or, in the case of

installment payments, the first installment payment would otherwise have been made) absent the new election.

For purposes of applying the above change limitations, substantially level installment payments shall be treated as separate individual payments. Election changes made pursuant to this Section shall be made at the discretion of, and in accordance with rules established by, the Administrative Committee, and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE 4
Accounts, Crediting and Vesting

4.1 Accounts. Solely for recordkeeping purposes, a Termination Account and, if elected, a Scheduled Distribution Account, shall be maintained for each Participant and credited with the Participant's deferrals as directed in the applicable Participant Election for each Plan Year. One or more separate Company Contribution Accounts shall be maintained for the Participant and shall be credited with any Company Contributions at the time specified by the Administrative Committee. One or more separate Stock Unit Accounts may be maintained for the Participant and shall be credited with any deferred Restricted Stock Units and shall be credited at the time specified by the Administrative Committee. Each Account may be further divided into separate subaccounts for notional investment purposes ("Investment Subaccounts") to accommodate the direction of investments as provided in Section 4.2.

4.2 Investment Direction and Crediting Rate. Amounts, other than Restricted Stock Units, credited to a Participant's Accounts shall be credited with notional earnings or losses in a manner determined in the discretion of the Administrative Committee. Until such time as the Administrative Committee determines otherwise, Accounts other than Stock Unit Accounts shall be credited with notional earnings or losses based on the Participant's choice among the investment alternatives or "funds" made available from time to time by the Administrative Committee. The Administrative Committee may establish a procedure by which a Participant may choose among investment funds specified by the Administrative Committee and may change investment elections daily on each business day, subject to administrative feasibility. At the discretion of the Administrative Committee, the Participant's applicable Account balance shall reflect the notional earnings or losses on the investment funds selected by the Participant. If an investment fund selected by a Participant sustains a loss, the Participant's applicable Account shall be reduced to reflect such loss. If the Participant fails to elect an investment alternative for a particular Account or Investment Subaccount, the notional crediting rate with respect to that Account or Investment Subaccount shall be based on the default investment alternative selected for this purpose by the Administrative Committee. The Participant's choice among investment funds shall be solely for purposes of the calculation of a notional crediting rate on the Participant's applicable Accounts. Notwithstanding any contrary provision of the Plan, the Company shall have no obligation to set aside or invest funds as directed by the Participant and, whether or not the Company elects to invest funds as directed by the Participant, the Participant shall have no right to payment under the Plan other than as an unsecured general creditor of the Company. During payout, the Participant's Accounts, other than Stock Unit Accounts, shall continue to be credited at the notional crediting rate specified by the Administrative Committee or as selected by the Participant from among the investment

alternatives or rates made available by the Administrative Committee. However, the Administrative Committee may in its sole discretion charge a reasonable administrative fee against Accounts maintained after a Participant's Separation from Service other than by reason of Retirement, death or Disability. Installment payments shall be recalculated annually by dividing the applicable Account balance by the number of payments remaining without regard to anticipated notional earnings or losses, or in any other reasonable manner as may be determined from time to time by the Administrative Committee.

4.3 Crediting of Stock Unit Accounts. Stock Unit Accounts may be established under the Plan in the complete and sole discretion of the Administrative Committee and shall be subject to such additional terms and conditions as may be specified by the Administrative Committee from time to time. The Administrative Committee shall determine when and if amounts credited to a Stock Unit Account may be diversified into another form of investment after such amounts have been credited to the Account for a minimum of six months and one day. Amounts credited to a Stock Unit Account that remain notionally invested in the form of Company stock may be distributed in the form of common stock of the Company or, in cash equal to the fair market value of the common stock of the Company as of the date of distribution, in the complete and sole discretion of the Administrative Committee, or subject to the terms and limitations of the applicable equity plan and award agreement. Notwithstanding any other provisions of the Plan, no common stock shall be issued to a Participant in connection with a distribution under the Plan unless, and until, such Participant has executed such documentation as may be required by the Administrative Committee and agreed to comply with all applicable securities laws. The Administrative Committee shall administer any Stock Unit Account consistent with the terms of the applicable equity plan and award agreement. The Administrative Committee shall have the discretion to make adjustments in the number of shares, or convert or allow a Participant to elect to convert shares, if any, payable with respect to Restricted Stock Units credited to a Stock Unit Account to an alternative form of investment under the Plan after any applicable vesting and/or holding period, as appropriate to accomplish the intent of the Plan and applicable equity plan and award agreement, all as may be directed by the Administrative Committee, in its complete and sole discretion. Prior to any distribution of common stock, Participants shall have no rights as shareholders with respect to amounts or units credited to a Stock Unit Account, except that the deferral documentation may provide that the Participant shall be entitled to receive additional credits to an Stock Unit Account in the amount of any cash or stock dividends payable on shares of Company common stock equal in number to the vested Restricted Stock Units credited to such Stock Unit Account. Any dividends payable on vested Restricted Stock Units credited to a Stock Unit Account (i) may be denominated in Restricted Stock Units and result in a credit of additional notional Restricted Stock Units to the applicable Stock Unit Account, or (ii) may be credited to a cash Investment Subaccount and thereafter credited with notional earnings as directed by the Administrative Committee. Pursuant to Code Section 409A, any dividend equivalents shall be considered current earnings on the Stock Unit Account and shall be credited to the appropriate Account as of the date dividends are paid to shareholders of the Company and distributed at the same time and in the same form elected for the applicable Stock Unit Account.

4.4 Crediting of Accounts. A Participant's Accounts shall be credited as follows:

4.4.1 Participant Deferrals. As soon as administratively practicable after amounts would otherwise have been paid to the Participant, the Administrative Committee shall credit the Participant's applicable Account with an amount equal to Compensation deferred by the Participant and shall allocate such amount to Investment Subaccounts in accordance with the Participant's election under Section 4.2. or, in the case of a deferral of Restricted Stock Units, to the applicable Stock Unit Account.

4.4.2 Company Contributions. On the date specified by the Administrative Committee for the crediting of a Company Contribution to the Plan on behalf of a Participant, the Administrative Committee shall credit the Participant's Company Contribution Account with an amount equal to the Company Contribution and shall allocate such amount to Investment Subaccounts in accordance with the Participant's election under Section 4.2.

4.4.3 Distributions. Distributions shall be deducted by the Administrative Committee from the applicable Account as of the end of the day on which such distributions are made.

4.4.4 Notional Earnings or Losses. Each business day, a Participant's Accounts (other than Stock Unit Accounts) shall be credited with notional earnings or losses in an amount equal to that determined by multiplying the balance credited to such Accounts or applicable Investment Subaccounts as of the prior day, less any distributions valued as of the end of the prior day, by the notional crediting rate for the corresponding fund as determined by the Administrative Committee.

4.5 Vesting of Accounts. The Participant shall be vested at all times in amounts credited to the Participant's Accounts, other than the Participant's Company Contribution Accounts or Stock Unit Accounts. Amounts credited to the Participant's Company Contribution Accounts or Stock Unit Accounts shall vest in accordance with the schedule included in the award agreement or determined and provided to the Participant at the time of contribution by the Administrative Committee. Notwithstanding the foregoing, unless otherwise specified in the Restricted Stock Unit award agreement or by the Administrative Committee at the time of contribution, all Company Contribution Accounts and Stock Unit Accounts shall be fully vested on the Participant's attainment of Retirement Age prior to Separation from Service.[1]

4.6 Statement of Accounts. The Administrative Committee shall make available to each Participant electronic statements at least annually setting forth the Participant's Account balances as of the end of each Plan Year.

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[1] I suggest specific vesting provisions be included in enrollment materials to permit changes and different schedules for different types of awards. However, we can include her if desired. Also, it there an intent to accelerate vesting on a Change in Control of the Company? If so – will include here.

ARTICLE 5
Distributions and Benefits

5.1 Retirement Distributions. Except as otherwise provided herein, in the event of a Participant's Retirement, the Distributable Amount credited to the Participant's Termination Accounts, Company Contribution Accounts and Stock Unit Accounts shall be paid to the Participant in a single lump sum unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to receive Retirement benefits in substantially equal annual installments over any number of years up to twenty (20) years. Payments shall commence on the Payment Date following the Participant's Retirement unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to commence receipt of payments in January of any one of the five (5) Plan Years commencing after Retirement.

5.2 Termination Distributions. Except as otherwise provided herein, in the event of a Participant's Separation from Service, other than by reason of Retirement, Disability or death, the Distributable Amount credited to the Participant's Termination Accounts, Company Contribution Accounts and Stock Unit Accounts shall be paid to the Participant in a single lump sum, unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to receive the benefits in substantially equal annual installments over up to twenty (20) years. Benefit payments shall commence on the Payment Date following the Participant's Retirement Age unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to commence receipt of benefits in January of any one of the five (5) Plan Years commencing after Separation from Service.

5.3 Scheduled Distributions. Each Participant shall be entitled to elect in accordance with Section 3.3 to allocate Participant deferrals or vested Company Contributions for the applicable class year to a Scheduled Distribution Account. Distribution shall be made on the Payment Date in the Plan Year specified by the Participant for such class year deferrals (the "Scheduled Distribution Date") unless preceded by the Participant's death or Disability which shall be subject to Section 5.4 and 5.5 below. Notwithstanding the foregoing, the Scheduled Distribution Date shall never be earlier than the first day of the third (3rd) Plan Year commencing after the Plan Year in which the deferrals are credited to the Account or, if later, the applicable vesting date. Payment from a Scheduled Distribution Account shall be paid in the form of a single lump sum, unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to receive the benefits in substantially equal annual installments over up to twenty (20) years. In the event that amounts are mistakenly credited to a Scheduled Distribution Account having no Scheduled Distribution Date or a noncompliant commencement date, payments from such Account shall commence on the earliest Scheduled Distribution Date permissible under the Plan (i.e. the third Plan Year commencing after the Plan Year in which the deferrals are credited to the Account or, if later, the applicable vesting date) and shall be distributed in the form of a single lump sum. A Participant may delay a Scheduled Distribution only if such change complies with the change rules in Section 3.3.

5.4 Death Benefits. In the event of the Participant's death after Separation from Service but prior to complete distribution of all Plan benefits, the Company shall pay to the Participant's Beneficiary, the Distributable Amount of each such Account in the form of a

single lump sum on the Payment Date following the Participant's death, unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to receive benefits at the same time and in the same form they would otherwise have been paid to the Participant. In the event of the Participant's Separation from Service by reason of death, the Company shall pay to the Participant's Beneficiary, the Distributable Amount of each such Account in the form of a single lump sum on the Payment Date following the Participant's death unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to receive pre-retirement benefits at the same time and in the same form they would otherwise have been paid to the Participant upon Retirement.

5.5 Disability. In the event of the Participant's Disability prior to complete distribution of all Plan benefits, the Company shall pay to the Participant the Distributable Amount of each such Account in the form of a single lump sum on the Payment Date following the determination of the Participant's Disability, unless the Participant has made an alternative benefit election to receive benefits at the same time they would otherwise have been paid to the Participant had the Participant experienced as Separation from Service on the date of Disability.

5.6 Small Benefit Distribution. Notwithstanding the foregoing, in the event the sum of all benefits payable to the Participant from all of the Participant's Accounts at the time of the Participant's Separation from Service (and all other amounts payable to the Participant under other arrangements which are aggregated with this Plan under Section Code 409A) is less than five thousand dollars ($5,000), the Administrative Committee may, in its complete and sole discretion, pay all benefits to the Participant under the Plan in a single lump sum on the Payment Date following Separation from Service, subject to compliance with all requirements of Code Section 409A.

5.7 Hardship Distribution. Upon a finding that the Participant has suffered an Unforeseeable Emergency, subject to compliance with Code Section 409A, the Administrative Committee may, at the request of the Participant, approve a complete cessation of current deferrals under the Plan or accelerate distribution of benefits in the amount reasonably necessary to alleviate such financial hardship. The request to take a Hardship Distribution shall be made in the form and manner specified by the Administrative Committee. The amount distributed pursuant to this Section with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan. The amount determined by the Administrative Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Administrative Committee.

5.8 Designated Payment Date. Notwithstanding any contrary Plan provision, in accordance with Treasury Regulation Section 1.409A-3(d), a payment will be treated as made upon the date specified under the Plan (the "Designated Payment Date") if the payment is made

(a) at such date or a later date within the same taxable year of the applicable Participant or, if later, by the fifteenth (15th) day of the third calendar month following the Designated Payment Date, or no earlier than thirty (30) days before the Designated Payment Date, and (b) the Participant is not permitted, directly or indirectly, to designate the taxable year of any payment.

ARTICLE 6
Payee Designations and Limitations

6.1 Beneficiaries. Each Participant may, pursuant to such procedures as the Administrative Committee may specify, designate one or more Beneficiaries to whom payment under the Plan shall be made in the event of the Participant's death. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation). Any designation will be effective only upon its receipt by the Administrative Committee or its designee in good form but shall cease to be effective when a revocation of that designation is received by the Administrative Committee or its designee. The last effective designation received by the Administrative Committee will supersede all prior designations. However, if a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant's surviving legal spouse, or, if the Participant is not survived by a legal spouse, to the Participant's estate.

6.2 Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (i) to that person's living parent(s) to act as custodian, (ii) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (iii) if no parent of that person is then living and the Administrative Committee so determines, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select a custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

6.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrative Committee may direct that such payment be made to any person found by the Administrative Committee, in its sole judgment, to have assumed the care and guardianship of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Administrative Committee and the Company under the Plan.

6.4 Inability to Locate Payee. In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two (2) years following the scheduled Payment Date, the amount allocated to the Participant's Account shall be forfeited. If, after such

forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE 7
Administration/Claims Procedures

7.1 Administration. The Plan shall be administered by the Administrative Committee which shall be the Compensation Committee of the Board of Directors of the Company or such other person or persons as may be appointed by the Board of Directors to administer the Plan. The Administrative Committee shall have the exclusive right and full discretion (i) to appoint agents or other delegates to act on its behalf in the day to day administration of the Plan, (ii) to interpret the Plan, (iii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or omissions), (iv) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (v) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations by the Administrative Committee and its agents or other delegates with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby and shall be given the maximum possible deference permitted by law. No member of the Administrative Committee or agent or other delegate thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company shall indemnify and hold harmless the members of the Administrative Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission, in connection with the performance of such persons' duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons. Each decision of a majority of the members of the Administrative Committee then in office shall constitute the final and binding act of the Administrative Committee. The Administrative Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken. Except as otherwise specifically or generally directed by the Administrative Committee, any action of the Administrative Committee may be evidenced by a writing signed by any member thereof.

7.2 Claims Procedures.

7.2.1 Presentation of a Claim. A Participant or a Participant's Beneficiary after a Participant's death (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Administrative Committee a written claim for a determination under this Article with respect to the amounts distributable to such Claimant. The claim must state with particularity the determination desired by the Claimant. If the claim relates to disability benefits, the Administrative Committee shall ensure that all claims and appeals for disability benefits are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision.

7.2.2 Notification of Decision. The Administrative Committee shall consider a Claimant's claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Administrative Committee determines that special circumstances require an

extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. Notwithstanding the forgoing, if the claim relates to a Disability claim the decision shall be rendered within forty-five (45) days which may be extended up to an additional thirty (30) days if due to matters beyond the control of the Plan, the Administrative Committee needs additional time to process a claim, which may be further extended up to an additional thirty (30) days if due to matters beyond the control of the Plan, the Administrative Committee needs additional time to process a claim. The extension notice shall indicate the special circumstances requiring an extension of time, the date by which the Administrative Committee expects to render the benefit determination, the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information. The Administrative Committee shall notify the Claimant in writing either that the Claimant's request has been allowed in full or denied in part or in full. In the case of an adverse benefit determination with respect to a Disability claim, on the basis of the Administrative Committee's independent determination of the Participant's disability status, the Administrative Committee will provide a notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-1(o)). If the Administrative Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(a) the specific reason(s) for the denial of the claim, or any part of it;

(b) specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(c) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(d) notice that the Claimant has a right to request a review of the claim denial and an explanation of the claim review procedure and the time limits applicable to such procedures set forth in Section 6.3 below; and

(e) a statement of the Claimant's right to bring a civil action under ERISA §502(a) (or arbitration if applicable under the terms of the Plan and permitted by ERISA) following an adverse benefit determination on review, and a description of any time limit that applies under the Plan for bringing such an action.

7.2.3 Additional Requirements for Disability Claim. In addition to the information required for other claims, with respect to a Disability claim a notice of claim denial must set forth in a manner calculated to be understood by the Claimant:

(a) a discussion of the decision, including an explanation or basis for disagreeing with or not following:

(i) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(ii0 the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(iv) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration.

(b) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(c) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; and

(d) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).

7.3 Claims Review Procedures.

7.3.1 Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Administrative Committee that a claim has been denied, in whole or in part, (180 days in the case of a Disability claim) a Claimant (or the Claimant's duly authorized representative) may file with the Company a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; may submit written comments or other documents; and/or may request a hearing, which the Company, in its sole discretion, may grant.

7.3.2 Additional Requirement for Disability Claim. If the initial claim is a Disability claim, and the claim requires an independent determination by the Administrative Committee of a Participant's Disability status, and the Administrative Committee denies the

claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Administrative Committee of the denial, as follows:

(a) Prior to such review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Plan, insurer, or other person making the benefit determination in connection with the claim, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.

(b) The Administrative Committee shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Administrative Committee determines that special circumstances require additional time for processing the claim, the Administrative Committee can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial 45-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrative Committee expects to render its decision.

(c) The Claimant shall be given the opportunity to submit issues and written comments to the Administrative Committee, as well as to review and receive, without charge, all relevant (as defined in applicable ERISA regulations) documents, records and other information relating to the claim. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(d) In considering the review, the Administrative Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a Disability claim. For example, the claim will be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal, nor by a subordinate of the individual who made the determination, and the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Administrative Committee will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Administrative Committee obtained the advice of medical or vocational experts in making the

initial adverse benefits determination (regardless to whether the advice was relied upon in making the adverse benefit determination) .

7.3.3 Decision on Review. The review committee appointed by the Company shall render a decision on review promptly, and no later than sixty (60) days after the Company receives the Claimant's written request for a review of the denial of the claim (45 days in the case of a Disability claim). If the Company determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period (45 days in the case of a Disability claim). The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the benefit determination. In rendering its decision, the Company shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. In the case of an adverse benefit determination with respect to a Disability claim, on the basis of the Administrative Committee's independent determination of the Participant's disability status, the Administrative Committee will provide a notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-1(o)). The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent provisions of this Plan upon which the decision was based;

(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and

(d) a statement describing any voluntary appeal procedures offered by the Plan and the Claimant's right to obtain the information about such procedures;

(e) a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) (or arbitration where applicable under the terms of the Plan and permitted under ERISA) which shall describe any applicable contractual limitations period that applies to the Claimant's right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim;

(f) a discussion of the decision, including an explanation of the basis for disagreeing with or not following (i) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant, (ii) the views of medical or vocational experts whose

advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (iii) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration;

(g) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(h) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.

7.4 Failure of Plan to Follow Disability Procedures. In the case of a Disability Claim, if the Plan fails to strictly adhere to all the requirements of this claims procedure with respect to a disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Plan's control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of non-compliance. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant's request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan's receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.

ARTICLE 8
Conditions Related to Benefits

8.1 Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law. Notwithstanding the foregoing, the Administrative Committee may establish procedures whereby some or all of one or more of a Participant's Account balances may be accelerated and/or paid to an alternative payee pursuant to a domestic relations order which complies with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ii).

8.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

8.3 Protective Provisions. The Participant shall cooperate with the Administrative Committee by furnishing any and all information requested by the Administrative Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrative Committee may deem necessary, consenting to insurance coverage and taking such other actions as may be requested by the Administrative Committee. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan.

8.4 Compliance with Securities Laws. All payments scheduled to be made under the Plan shall comply with all applicable securities laws and may be delayed if the Administrative Committee reasonably believes that making the payment will violate any federal or state securities laws, subject to compliance with all applicable laws. Any such delayed payment will be made at the earliest date at which the Administrative Committee reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment under the Plan that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code will not be treated as a violation of applicable law.

8.5 Payments Subject to Code Section 162(m). Any payment scheduled to be made under the Plan may be delayed in the complete and sole discretion of the Administrative Committee to the extent that the Company reasonably anticipates that if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Code Section 162(m). Any such delayed payment shall be made at the earliest date the Administrate Committee reasonably anticipates that the Company's deduction of such payment will not be barred by the application of Code Section 162(m), subject to compliance with all requirements of Code Section 409A.

8.6 Withholding. The Participant shall make appropriate arrangements with the Administrative Committee for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the deferral, crediting, vesting or payment of benefits under the Plan. The Company intends to deduct from each Account balance all applicable taxes required to be withheld in respect of vesting and/or payment under this Plan. The Company shall have the right to reduce any Account balance or payment (or other compensation if necessary) by the amount of cash sufficient to provide the amount of said taxes.

8.7 Receipt or Release. Any payment made in good faith to a Participant or the Participant's Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Administrative Committee, the Company. The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.8 Trust. The Company ultimately shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for the payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the creditors of the Company. Neither such trust or trusts, nor the assets thereof, however, shall be located outside of the United States. Benefits paid to the Participant (or his or her Beneficiary) from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

ARTICLE 9
Miscellaneous

9.1 Amendment or Termination of Plan. The Administrative Committee or its authorized delegate may, at any time amend or terminate the Plan, except that no such amendment or termination may reduce a Participant's Account balances, reduce or delay the vesting of a Participant's Accounts or change the timing of payments except to the extent specifically permitted under Code Section 409A. If the Plan is terminated, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination. Notwithstanding the foregoing, the Company may, in its complete and sole discretion, accelerate distributions under the Plan, whether upon termination of the Plan or otherwise, under any circumstances specifically authorized under Code Section 409A and applicable authorities not resulting in the imposition of additional Code Section 409A taxes or penalties.

9.2 Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an error in deferral amount, the error shall be corrected as soon as administratively practicable after discovery; (i) in the case of an excess deferral, by distribution of the excess amount to the Participant, or, (ii) in the case of an under deferral, by reduction of other compensation payable to the Participant in compliance with all requirements of Code Section 409A. In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with the requirements of, or correction procedures established under, Code Section 409A, as soon as administratively practicable after the discovery of such error. In the event of an overpayment, the Administrative Committee may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).

9.3 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or for services, or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.

9.4 Successors of the Company. The rights and obligations of the Company under the Plan shall be assignable by the Company and shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

9.5 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail to, in the case of the Company, the principal office of the Company, directed to the attention of the Administrative Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrative Committee.

9.6 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.7 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.8 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

9.9 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

9.10 Governing Law. Except as applied to nonemployee Directors, the Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. With respect to nonemployee Directors and any other provision of, or legal issue relating to, this Plan which is not fully preempted by federal law, the Plan shall be governed by the laws of the State of Florida (other than its conflict of law provisions).

COMPANY
By [signature]
Title Vice President People Services
Date 2-28-19